      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996
                                             REGISTRATION NO. 33-
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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

           SPIEKER PROPERTIES, INC.                          SPIEKER PROPERTIES, L.P.
   (EXACT NAME OF GUARANTOR OF THE NOTES AND           (EXACT NAME OF ISSUER OF THE NOTES AS
   ISSUER OF THE PREFERRED STOCK, COMMON STOCK               SPECIFIED IN ITS CHARTER)
   AND WARRANTS AS SPECIFIED IN ITS CHARTER)
                   MARYLAND                                         CALIFORNIA
 (STATE OR OTHER JURISDICTION OF INCORPORATION     (STATE OR OTHER JURISDICTION OF INCORPORATION
                OR ORGANIZATION)                                 OR ORGANIZATION)
                  94-3185802                                        94-3188774
     (I.R.S. EMPLOYER IDENTIFICATION NO.)             (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                              2180 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 854-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                CRAIG G. VOUGHT
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              2180 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 854-5600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                           STEPHEN J. SCHRADER, ESQ.
                            JUSTIN L. BASTIAN, ESQ.
                              MORRISON & FOERSTER
                               755 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (415) 813-5600
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


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                                                                    PROPOSED             PROPOSED
                                                AMOUNT               MAXIMUM              MAXIMUM
                                                 TO BE              OFFERING             OFFERING            AMOUNT OF
        TITLE OF EACH CLASS OF                REGISTERED              PRICE                PRICE           REGISTRATION
    SECURITIES TO BE REGISTERED(1)             (2)(3)(4)          PER SHARE(2)         (2)(3)(4)(5)             FEE
- ------------------------------------------------------------------------------------------------------------------------
Spieker Properties, Inc.
  Common Stock(6)......................
  Preferred Stock(7)...................
  Warrants(8)..........................      $250,000,000              (3)             $250,000,000        $ 86,207(12)
  Depositary Shares representing
    Preferred Stock(9).................
  Guarantees(10).......................
- ------------------------------------------------------------------------------------------------------------------------
Spieker Properties, L.P.
  Debt Securities(11)..................      $250,000,000              (4)             $250,000,000        $ 86,207(12)
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Total Fee..............................      $500,000,000              (2)             $500,000,000        $172,414(12)
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                                                   (Footnotes on following page)

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS
INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO REGISTRATION STATEMENT NO. 33-98372 PREVIOUSLY FILED BY THE REGISTRANTS ON FORM S-3 AND DECLARED EFFECTIVE ON DECEMBER 4, 1995. THE REGISTRANTS HEREBY AMEND
THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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(Footnotes from previous page)

 (1) This Registration Statement also covers contracts which may be issued by the Registrants under which the counterparty may be required to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities.

 (2) In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

 (3) In no event will the aggregate maximum offering price of Common Stock, Preferred Stock, Warrants, Depositary Shares and Guarantees registered under this Registration Statement exceed $250,000,000.

 (4) In no event will the aggregate maximum offering price of Debt Securities registered under this Registration Statement exceed $250,000,000.

 (5) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.

 (6) Subject to footnote (3), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by Spieker Properties, Inc. (the "Company"). There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder or upon exercise of Warrants registered hereunder, as the case may be.

 (7) Subject to footnote (3), there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Company, or may be issued upon exercise of Warrants registered hereunder.

 (8) Subject to footnote (3), there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Preferred Stock or Common Stock registered hereunder.

 (9) To be represented by Depositary Receipts representing an interest in all or a specified portion of a share of Preferred Stock.

(10) Debt Securities issued by the Operating Partnership may be accompanied by a Guarantee to be issued by the Company. None of the Proceeds will be received by the Company for the Guarantees.

(11) Subject to footnote (4), there is being registered hereunder an indeterminate number of Debt Securities as may be sold from time to time by Spieker Properties, L.P. (the "Operating Partnership"). Of the securities registered hereunder, the Operating Partnership will only issue and sell non-convertible investment grade debt securities.

(12) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 22, 1996

                                  $782,113,750

[SPIEKER LOGO]              SPIEKER PROPERTIES, INC.

                         COMMON STOCK, PREFERRED STOCK,
                   DEPOSITARY SHARES, WARRANTS AND GUARANTEES

                            SPIEKER PROPERTIES, L.P.
                                DEBT SECURITIES
                            ------------------------

    Spieker Properties, Inc. (the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock, par value $0.0001 per share (the "Preferred Stock"), (iii) shares of Preferred Stock represented by Depositary Shares (the "Depositary Shares"), (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants"), and (v) unconditional guarantees (the "Guarantees") of unsecured Debt Securities (as defined below) issued by Spieker Properties, L.P. (the "Operating Partnership") in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $392,113,750 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Operating Partnership may from time to time offer in one or more series unsecured non-convertible investment grade debt securities, which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities," and together with the Senior Securities, the "Debt Securities"), with an aggregate public offering price of up to $390,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be guaranteed by Guarantees of the Company as to payment of principal, premium, if any, and interest. The Common Stock, Preferred Stock, Depositary Shares, Warrants, and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share;
(iv) in the case of Warrants, the duration, offering price, exercise price and detachability; and (v) in the case of Debt Securities the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1996.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company s Common Stock and Series B Preferred Stock are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission registration statements on Form S-3 (the "Registration Statements") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Offered Securities, reference is hereby made to the Registration Statements and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          c. The description of the Company s Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-12528); and

          d. The description of the Company s Series B Preferred Stock contained in the Company s Registration Statement on Form 8-A (File No. 1-12528).

     The documents listed below have been filed by the Operating Partnership under the Exchange Act with the Commission and are incorporated by reference herein.

          a. The Operating Partnership s Annual Report on Form 10-K for the year ended December 31, 1995; and

          b. The Operating Partnership s Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     Each document filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Relations Coordinator, Spieker Properties, Inc., 2180 Sand Hill Road, Menlo Park, California 94025, telephone number: (415) 854-5600.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     Spieker Properties, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust ("REIT") that was formed in 1993 to continue and to expand the business of owning, operating, managing, leasing, acquiring, developing and redeveloping commercial property previously conducted by Spieker Partners. As of March 31, 1996, the Company owned and operated 134 income-producing properties (the "Properties"), aggregating approximately 18.0 million rentable square feet and comprised of 74 industrial Properties, 44 office Properties and 16 retail Properties. All of the Properties are located in California, and in Washington, Oregon and Idaho (the "Pacific Northwest").

     The Company conducts substantially all of its activities through Spieker Properties, L.P. (the "Operating Partnership") in which it owns an approximate 84.9% general partnership interest. An approximate 15.1% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

     The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "SPK." The Company is a Maryland corporation and the Operating Partnership is a California limited partnership. The Operating Partnership was formed in 1993 in connection with the formation of the Company. The Company's and the Operating Partnership's executive offices are located at 2180 Sand Hill Road, Menlo Park, California 94025 and telephone number is (415) 854-5600.

                                USE OF PROCEEDS

     The Company intends to invest the net proceeds of any sale of Common Stock, Preferred Stock, Depositary Shares or Warrants in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds and the net proceeds from the sale of any Debt Securities for general corporate purposes including, without limitation, the acquisition and development of industrial, office and retail properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's and the Operating Partnership's ratio of earnings to fixed charges for the three months ended March 31, 1996 was 2.52x and for the years ended December 31, 1994 and December 31, 1995 was 1.29x and 1.61x, respectively. The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 1996 was 1.90x and for the years ended December 31, 1994 and December 31, 1995 was 1.26x.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) from operations, before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and deferred financing fees, whether expensed or capitalized.

     Prior to the completion of the Company's initial public offering ("IPO") in November 1993, the Company's predecessors (collectively, "SPP") operated in a manner as to minimize net taxable income to the owners. As a result, although the Company's properties historically have generally positive net cash flow, SPP had net losses for the years ended December 31, 1991 through 1993. Consequently, the computation of the ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges by approximately $17.0 million, $9.4 million and $13.5 million for 1991, 1992 and 1993 (which includes the Company's results of operations for the period of November 19, 1993 through December 31, 1993, during which the Company had no outstanding preferred stock), respectively.

     The Company's IPO and the other transactions undertaken concurrently with the IPO permitted the Company to significantly deleverage properties, resulting in a significantly improved ratio of earnings to fixed charges.

                             SPECIAL CONSIDERATIONS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities.

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to varying degrees of risk. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. If the Properties do not generate sufficient income to meet operating expenses, including debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the Company's income and ability to make distributions to its stockholders and the Operating Partnership's ability to make payments of any interest and principal on any Debt Securities will be adversely affected. The performance of the economy in each of the regions in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers also may have an impact on the cash flow and value of certain Properties. In terms of rentable square feet, over 45% of the Properties as of March 31, 1996, were located in the San Francisco Bay Area. As a result of this geographic concentration, the performance of the San Francisco Bay Area commercial real estate market will affect the value of the Properties in that area and, in turn, the value of the Company.

     Income from the Properties may be further adversely affected by the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., ADA and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

COMPETITION

     Numerous industrial, office and retail properties compete with the Properties in attracting tenants to lease space. Some of these competing properties are newer, better located or better capitalized than the Company's Properties. The number of competitive commercial properties in a particular area could have a material effect on the Company's ability to lease space in the Properties or at newly developed or acquired properties and on the rents charged.

ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to acquire existing commercial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

     The Company intends to pursue commercial property development projects and to develop certain landholdings as to which it has certain options. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a reduction in the funds available for distribution.

DEBT FINANCING

     The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties cannot be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness.

ENVIRONMENTAL MATTERS

     Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     The Company is not aware of any environmental liability with respect to the Properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability would have an adverse effect on the Company's results of operations and cash flow.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Further, certain of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a Property.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an Indenture dated December 6, 1995, as amended or supplemented from time to time (the "Indenture"), among the Operating Partnership, the Company and State Street Bank and Trust Company chosen by the Operating Partnership and the Company and qualified to act as trustee under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture is available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The Operating Partnership and the Company will execute the Indenture if and when the Operating Partnership issues the Debt Securities. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Debt Securities may be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest. (Section 1601).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee will be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

TERMS

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities, whether such Debt Securities are Senior Securities or Subordinated Securities and whether such Debt Securities are guaranteed by a Guarantee;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for registration of transfer, exchange or conversion and (iii) notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;

          (8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

          (9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture, or any modification thereof;

          (16) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;

          (17) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment; and

          (18) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, restrictions on ownership and transfers of the Company's common stock and preferred stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

     The Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees of the Company, on a senior or subordinated basis, which will guarantee the due and punctual payment of principal of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities. (Section 1601).

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Holder, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).

     All amounts paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the Debt Security thereafter may look only to the Operating Partnership for payment thereof. (Section 1003).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, redemption, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided (a) either the Operating Partnership shall be the continuing person, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate of the Company as General Partner of the Operating Partnership and an opinion of counsel covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (partnership and statutory) and franchises; provided, however, that each of the Operating Partnership and the Company shall not be required to preserve any right or franchise if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

     Maintenance of Properties. The Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or the Company, as the case may be, and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1006).

     Insurance. The Indenture requires the Operating Partnership and each of its Subsidiaries to keep its insurable Properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility. (Section 1007).

     Payment of Taxes and Other Claims. The Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership or the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith. (Section 1008).

     Provision of Financial Information. The Operating Partnership will file with the Trustee copies of annual reports, quarterly reports and other documents (the "Financial Reports") which the Operating Partnership files with the Commission or would be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections; provided, however, that if the Operating Partnership is not subject to such Sections, it may, in lieu of filing Financial Reports of the Operating Partnership with the Trustee, file Financial Reports of the Company if they would be materially the same as those that would have been filed by the Operating Partnership with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act.

     Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Operating Partnership or the Company contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Operating Partnership or the Company (if the Company or any subsidiary of the Company has guaranteed any indebtedness of the Operating Partnership) or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities), or any Significant Subsidiary or all or substantially all of any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company, as the case may be. (Section 101).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (if the Company has guaranteed any Debt Securities under such Indenture) and the Operating Partnership (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less then a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1005).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security;
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof;
(e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series have the right to waive compliance by the Operating Partnership or the Company with certain covenants in the Indenture relating to such series (Section 1010).

     Modifications and amendments of the Indenture may be made by the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture or succession of another Person as Guarantor; (ii) to add to the covenants of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities or Guarantees;
(vii) to establish the form or terms of Debt Securities of any series and any related Guarantees; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; and (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement, the Operating Partnership or the Company (if the Company has guaranteed any Debt Securities under such Indenture) may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to decease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities to compensate the Trustee and to hold moneys for payment in trust) ("defeasance") (Section
1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1006 through 1008, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Company, as the case may be, with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company, as the case may be, has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as the same becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency either by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU either within the European Monetary System or for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership or the Company, as the case may be, effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Section 1006 through 1008 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

                          DESCRIPTION OF COMMON STOCK
GENERAL


     As of March 31, 1996, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of (i) 660,500,000 shares of Common Stock, par value $0.0001 per share, (ii) 1,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, (iii) 5,000,000 shares of Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock"), par value $0.0001 per share, (iv) 2,000,000 shares of Class B Common Stock, par value $0.0001 per share, (v) 1,500,000 shares of Class C Common Stock, par value $0.0001 per share and (vi) 330,000,000 shares of excess stock (the "Excess Stock").



     As of March 31, 1996, there were (i) 31,773,361 shares of Common Stock issued and outstanding, (ii) 1,000,000 shares of Series A Preferred Stock issued and outstanding, (iii) 4,250,000 shares of Series B Preferred Stock, issued and outstanding (iv) 2,000,000 shares of Class B Common Stock issued and outstanding and (v) 1,176,470 shares of Class C Common Stock issued and outstanding. At any given time, there are reserved for issuance under the Spieker Properties, Inc. 1993 Stock Incentive Plan (the "Plan") shares of the Company s Common Stock equal to 9.9% of the number of shares of the Company s stock outstanding (including shares of Common Stock issuable upon conversion of partnership units in the Operating Partnership, Series A Preferred Stock, Class B Common Stock and Class C Common Stock, and all classes of convertible securities of the Company that may be issued in the future) as of the last day of the immediately preceding quarter reduced by the number of shares of Common Stock reserved for issuance under other stock compensation plans of the Company. As of May 22, 1996, the Company had reserved for issuance under the Plan 3,450,000 shares of the Company s Common Stock and 150,000 shares of Common Stock was reserved for issuance under the Spieker Properties, Inc. 1993 Directors Stock Option Plan. In addition, 1,219,512 shares of Common Stock have been reserved for issuance upon the conversion of the Series A Preferred Stock, 2,531,646 shares of Common Stock have been reserved for issuance upon the conversion of Class B Common Stock and 1,176,470 shares of Common Stock have been reserved for issuance upon the conversion of Class C Common Stock. Further, 6,549,819 shares of Common Stock have been reserved for issuance upon the conversion of limited partnership units in the Operating Partnership.

COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Articles Supplementary (collectively, the "Charter") and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "SPK." Chemical Mellon Shareholder Services, L.L.C. is the Company's transfer agent.

     The holders of the outstanding Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter does not provide for cumulative voting in the election of directors.

     The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of the Series A Preferred Stock, Series B Preferred Stock and any preferential rights of any other outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on Series A Preferred Stock, Series B Preferred Stock, Class B Common Stock and Class C Common Stock and any other series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

     Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations -- Requirements for Qualification --

Gross Income Tests"). To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock.

     The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the value of the outstanding common stock and preferred stock (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit in certain limited situations if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock or preferred stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

     The Charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the Ownership Limit or would cause the Company to become "closely held" within the meaning of
Section 856(h) of the Code will automatically be exchanged for Excess Stock. All Excess Stock will be transferred, without action by the stockholder, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the Excess Stock is ultimately transferred. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and it will not be entitled to participate in any distributions made by the Company, except upon liquidation. The Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the intended transferee at the lesser of the price paid for the stock by the intended transferee and the closing market price for the stock on the date the Company exercises its option to purchase.

     The Ownership Limit provision of the Charter will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the total number of shares of all classes of stock outstanding and entitled to vote thereon. In addition to preserving the Company's status as a real estate investment trust, the Ownership Limit may have the effect of precluding an acquisition of control of the Company.

     All certificates representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding common stock and preferred stock (or 1% if there are fewer than 2,000 stockholders) must file an affidavit with the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a real estate investment trust and to ensure compliance with the Ownership Limit.

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

           DESCRIPTION OF CLASS B COMMON STOCK, CLASS C COMMON STOCK,
             SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

CLASS B COMMON STOCK

     The following description of the Company's Class B Common Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Class B Common Stock, and Bylaws. The Company has issued 2,000,000 shares of Class B Common Stock, par value $0.0001 per share, all of which were outstanding as of September 30, 1995.

     The Class B Common Stock ranks on a parity with the Company's Common Stock with respect to dividends. The Class B Common Stock was sold in May 1995 to an institutional investor at a price per share of $25.00. The initial per share dividend of the Class B Common Stock was set at $2.19, which was at a rate that was equal to the dividend yield on shares of Common Stock sold concurrently with the Class B Common Stock plus 0.25 percent. The dividend per share on the Class B Common stock is increased or decreased by the same dollar amount as any increase or decrease in the dividend distributions made to the holders of Common Stock. The Company currently pays regular dividends to holders of Class B Common Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock are entitled to receive, on a parity with the holders of Class C Common Stock and prior and in preference to the holders of Common Stock, an amount per share of Class B Common Stock equal to all declared but unpaid dividends for each share of Class B Common Stock. The Class B Common Stock has not been registered under the Securities Act. The institutional investor who purchased the shares of Class B Common Stock has certain demand registration rights for eight years following the May 1995 sale of such shares to register in each instance Common Stock having a market value of $1.0 million or more. Subject to certain limitations, the Class B Common Stock may be converted into Common Stock three years after the May 1995 sale or earlier upon the occurrence of certain events including a change in management. The holder of Class B Common Stock is not entitled to vote on matters voted on by stockholders of the Company.

CLASS C COMMON STOCK

     The following description of the Company's Class C Common Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Class C Common Stock, and Bylaws. The Company has issued 1,176,470 shares of Class C Common Stock, par value $0.0001 per share, all of which were outstanding as of March 31, 1996.

     The Class C Common Stock ranks on a parity with the Company's Common Stock and Class B Common Stock with respect to dividends. The Class C Common Stock was sold in March 1996 to an institutional investor at a price per share of $25.50. The initial per share dividend of the Class C Common Stock was set at $1.73. The dividend per share on the Class C Common Stock is increased or decreased by the same dollar amount as any increase or decrease in the dividend distributions made to the holders of Common Stock. The Company currently pays regular dividends to the holder of Class C Common Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Class C Common Stock are entitled to receive, on a parity with the holders of Class B Common Stock and prior and in preference to the holders of Common Stock, an amount per share of Class C Common Stock equal to all declared but unpaid dividends for each share of Class C Common Stock. The Class C Common Stock has not been registered under the Securities Act. The institutional investor who purchased the shares of Class C Common Stock has certain demand registration rights for eight years following the March 1996 sale of such shares to register in each instance Common Stock having a market value of $1.0 million or more. Subject to certain limitations, the Class C Common Stock may be converted into Common Stock three years after the March 1996 sale or earlier upon the occurrence of certain events including a change in management. The holders of Class C Common Stock are not entitled to vote on matters voted on by stockholders of the Company.

SERIES A PREFERRED STOCK

     The following description of the Company's Series A Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Series A Preferred Stock, and Bylaws. The Company is authorized to issue 1,000,000 shares of Series A Preferred Stock, all of which were issued and outstanding as of March 31, 1996 and held of record by one private investor. The Series A Preferred Stock ranks senior to the Company's Common Stock, Class B Common Stock and Class C Common Stock as to dividends and liquidation amounts. The dividend per share on the Series A Preferred Stock is equal to the dividend per share on the Common Stock as multiplied by the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, provided that the dividend rate on the Series A Preferred Stock may not be less than the initial dividend rate thereof. The dividends on the Series A Preferred Stock are cumulative. The Company currently pays regular dividends to holders of Series A Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive on a parity with the holders of Series B Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series A Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after May 13, 1999, any or all outstanding shares of Series A Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto.

     Each share of Series A Preferred Stock is convertible, at the option of the holder thereof at any time prior to a redemption date, into shares of Common Stock based on a certain formula. Under such formula, the 1,000,000 outstanding shares of Series A Preferred Stock are convertible into 1,219,512 shares of Common Stock. The holder of each share of Series A Preferred Stock has the right to one vote for each share of Common Stock into which such Series A Preferred Stock can be converted, and with respect to such vote, such holder has the voting rights and powers of the holders of each share of Common Stock, and is entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company, and is entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

SERIES B PREFERRED STOCK

     The following description of the Company s Series B Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the Company s Articles Supplementary applicable to the Series B Preferred Stock, and Bylaws. The Company is authorized to issue 5,000,000 shares of Series B Preferred Stock, of which 4,250,000 shares were issued and outstanding as of March 31, 1996. The holders of the Series B Preferred Stock are entitled to receive cumulative, preferential cash dividends, when and as declared by the Board of Directors, of $2.3625 per share. The Company currently pays regular dividends to holders of Series B Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive on a parity with the holders of Series A Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series B Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after December 11, 2000, any or all outstanding shares of Series B Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto, without interest.

     The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company at the option of the holder. However, in order to preserve the Company s status as a REIT as defined in the 1986 Internal Revenue Code, as amended (the "Code"), the Series B Preferred Stock may be exchanged for Excess Stock. See "Description of Common
Stock -- General." The holders of shares of Series

B Preferred Stock have no voting rights with respect to matters voted upon by the holders of shares of Common Stock.

                         DESCRIPTION OF PREFERRED STOCK
GENERAL

     Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (6) The provision for redemption, if applicable, of such Preferred Stock;

          (7) Any listing of such Preferred Stock on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (9) A discussion of any material Federal income tax considerations applicable to such Preferred Stock;

          (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (14) Any voting rights of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock and excess stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company;
(ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations -- Requirements for Qualification -- Gross Income Tests"). To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the value of the outstanding common stock and preferred stock of the Company. See "Description of Common Stock -- Restrictions on Transfer." The applicable Prospectus Supplement will also specify any additional ownership limitation relating to a series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES
GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class of series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock -- Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary

Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series class or of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain Federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock -- Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred Stock -- General."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material Federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the Federal income tax laws. Certain Federal Income Tax Considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.


     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.


GENERAL

     The Company believes that since its formation it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirement. No assurance can be given, however, that such requirements will be met.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster has acted as tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster, commencing with the Company's taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See " -- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, in general it will not be subject to Federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the REIT will be subject to federal income tax as follows: First, the REIT will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate, assuming the REIT will make an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

     In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the common stock and preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding common stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Transfer."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  ASSET TESTS


     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one nongovernment issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in the Properties through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company. The Company's investment in Spieker Northwest, Inc. is not a qualifying asset for purposes of the 75% test. The Company expects, however, that such investment will continue to represent less than 5% of the Company's total assets and, together with any other nonqualifying assets, will continue to represent less than 25% of the Company's total assets.


  GROSS INCOME TESTS

     There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below);

(ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

     The Company, through the Operating Partnership (which will not be an independent contractor), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

     The Company believes that it and the Operating Partnership has held and managed the Properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties will generally qualify under the 75% and 95% gross income tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The Company does not anticipate that it will have any substantial difficulty in complying with this test.

  ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

  GENERAL

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but is not subject to Federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

  ENTITY CLASSIFICATION

     The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "Service") of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership were to be treated as an association, it would be taxable as a corporation. In such a situation, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing net income. In addition, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset test and possibly the income tests (see "-- Requirements for Qualification -- Asset Tests" and "-- Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-- Requirements for Qualification -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating

Partnership of the contributed assets (including certain of the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." In addition, the application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

  SALE OF THE PROPERTIES

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

  TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholders tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

  BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and to the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

OTHER TAX CONSIDERATIONS

  DIVIDEND REINVESTMENT PROGRAM

     Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax
Considerations -- Taxation of Stockholders." Participants in the dividend reinvestment program are subject to Federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

  STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company or the Operating Partnership. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or from the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock and Series B Preferred Stock which are listed on the New York Stock Exchange. Any shares of Common Stock and Series B Preferred Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any other series of Preferred Stock and any series of Debt Securities, Depositary Shares or Warrants on any exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership, as the case may be, may authorize dealers acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Offered Securities from the Company or the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company or the Operating Partnership, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company or the Operating Partnership, as the case may be, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company or the Operating Partnership in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and the Operating Partnership included in the Company's and the Operating Partnership s respective Annual Reports on Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company and the Operating Partnership by Morrison & Foerster, Palo Alto, California. In addition, the description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax Considerations -- General" is based upon the opinion of Morrison & Foerster.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

        Securities Act Registration Fee...................................  $172,414
        Printing fees.....................................................    50,000
        Legal fees and expenses...........................................    80,000
        Accounting fees and expenses......................................    30,000
        Blue sky fees and expenses........................................    15,000
        New York Stock Exchange listing fees..............................    25,000
        Trustee expenses and fees.........................................    15,000
        Fees of Rating Agencies...........................................    70,000
        Miscellaneous expenses............................................    42,586
                                                                            --------
                  Total...................................................  $500,000
                                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH, Section 6 of the Charter of the Company limits the liability of a director or officer to the Company or its stockholders for money damages to the full extent permitted by Maryland law. No amendment of the Charter of the Company shall limit or eliminate the right to this limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal. Section 2-405.2 of the Corporations and Associations Article and Section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland permits the Company to limit the liability of a director or officer to the Company or its stockholders for money damages, with certain limitations.

     Article EIGHTH, Section 5 of the Charter of the Company provides indemnification for a director or officer of the Company to the full extent permitted by Maryland law. No amendment of the Charter of the Company shall limit or eliminate the right to this indemnification with respect to acts or omissions occurring prior to such amendment or repeal. Article IX of the Bylaws of the Company contains provisions which implement the indemnification provisions of the Charter. Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits (and in part requires) the Company to provide indemnification to a director or officer, with certain limitations.

     The Company has entered into indemnification agreements with each of the directors and executive officers of the Company to provide them with indemnification to the full extent permitted by the Charter and Bylaws of the Company.

     The Company has obtained an insurance policy to provide liability coverage for directors and officers of the Company.

ITEM 16. EXHIBITS


         3.1    --  Articles of Incorporation of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.1 to Spieker Properties, Inc.'s Registration
                    Statement on Form S-11 (File No. 33-67906))
         3.2    --  Articles Supplementary of Spieker Properties, Inc. for the Series A
                    Preferred Stock (incorporated by reference to Exhibit 4.2 to Spieker
                    Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
                    March 31, 1994)
         3.3    --  Articles Supplementary of Spieker Properties, Inc. for the Class B Common
                    Stock (incorporated by reference to Exhibit 4.2 to Spieker Properties,
                    Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995)
         3.4    --  Articles Supplementary of Spieker Properties, Inc. for the Series B
                    Preferred Stock (incorporated by reference to Exhibit 3.5 to Spieker
                    Properties, Inc.'s Annual Report on Form 10-K for the year ended December
                    31, 1995)
         3.5    --  Articles Supplementary of Spieker Properties, Inc. for the Class C Common
                    Stock (incorporated by reference to Exhibit 3.6 to Spieker Properties,
                    Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995)
         3.6    --  Bylaws of Spieker Properties, Inc. (incorporated by reference to Exhibit
                    3.2 to Spieker Properties Inc.'s Registration Statement on Form S-11 (File
                    No. 33-67906))
         4.1    --  Indenture (incorporated by reference to Exhibit 4.5 of the Company's Annual
                    Report on Form 10-K for the year ended December 31, 1995)
         4.2    --  First Supplemental Indenture relating to the 2000 Notes, the 2000 Note and
                    Guarantee (incorporated by reference to Exhibit 4.6 of the Company's Annual
                    Report on Form 10-K for the year ended December 31, 1995)
         4.3    --  Second Supplemental Indenture relating to the 2001 Notes, the 2000 Note and
                    Guarantee (incorporated by reference to Exhibit 4.7 of the Company's Annual
                    Report on Form 10-K for the year ended December 31, 1995)
         4.4    --  Third Supplemental Indenture relating to the 2002 Notes, the 2000 Note and
                    Guarantee (incorporated by reference to Exhibit 4.8 of the Company's Annual
                    Report on Form 10-K for the year ended December 31, 1995)
         4.5    --  Fourth Supplemental Indenture relating to the 2004 Notes and the 2004 Note
                    (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on
                    Form 10-K for the year ended December 31, 1995)
         4.6*   --  Form of Certificate of Articles Supplementary for additional series of
                    Preferred Stock
         4.7*   --  Form of Warrant Agreement
         4.8*   --  Form of Deposit Agreement
         5.1    --  Opinion of Morrison & Foerster
         8.1    --  Opinion of Morrison & Foerster relating to certain tax matters
        12.1    --  Statement on Computation of ratio of earnings to fixed charges
                    (incorporated by reference to Exhibit 12.1 to Spieker Properties, Inc.'s
                    Quarterly Report on Form 10-Q for the quarter ended March 31, 1996)
        23.1    --  Consent of Arthur Andersen LLP (included on page II-7)
        23.2    --  Consent of Morrison & Foerster (included in Exhibits 5.1 and 8.1)
        24.1    --  Power of Attorney (included on page II-5)
        25.1**  --  Statement of Eligibility of Trustee on Form T-1


- ---------------

 (*) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

(**) The Statement of Eligibility of Trustee on Form T-1 with respect to the Trustee has been previously filed. In the event Debt Securities covered by a separate indenture and trustee are to be sold hereunder, the applicable Statement of Eligibility on Form T-1 will be filed by amendment or incorporated by reference in connection with the offering of the applicable Debt Securities.

ITEM 17. UNDERTAKINGS

     Each of the undersigned Registrants hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in the periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby further undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     If and when applicable, Spieker Properties, L.P., an undersigned Registrant, hereby further undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of

Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     Each of the undersigned Registrants undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 22nd day of May, 1996.


                                          SPIEKER PROPERTIES, INC.


                                          By:   /s/  CRAIG G. VOUGHT

                                                     Craig G. Vought
                                                     Chief Financial
                                                          Officer

                                          SPIEKER PROPERTIES, L.P.

                                          By: Spieker Properties, Inc.
                                            as General Partner


                                          By:   /s/  CRAIG G. VOUGHT

                                                     Craig G. Vought
                                                     Chief Financial
                                                          Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Spieker Properties, Inc., do hereby constitute and appoint Warren E. Spieker, Jr., Dennis E. Singleton, Craig
G. Vought and Adrian J. Gordon, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                              TITLE                     DATE
- -----------------------------------------------  ------------------------    ------------------
             /s/  WARREN E. SPIEKER, JR.         Chairman of the Board,            May 22, 1996
            Warren E. Spieker, Jr.               Director and Chief
                                                 Executive Officer
                                                 (Principal Executive
                                                 Officer)
                   /s/  JOHN K. FRENCH           Director, Executive Vice          May 22, 1996
                John K. French                   President and Chief
                                                 Operating Officer

                   SIGNATURE                              TITLE                     DATE
- -----------------------------------------------  ------------------------    ------------------
               /s/  DENNIS E. SINGLETON          Director, Executive Vice          May 22, 1996
              Dennis E. Singleton                President and Chief
                                                 Investment Officer
                     /s/  ELKE STRUNKA           Vice President and                May 22, 1996
                 Elke Strunka                    Principal Accounting
                                                 Officer (Principal
                                                 Accounting Officer)
                   /s/  CRAIG G. VOUGHT          Executive Vice President          May 22, 1996
                Craig G. Vought                  and Chief Financial
                                                 Officer (Principal
                                                 Financial Officer)
                /s/  RICHARD J. BERTERO          Director                          May 22, 1996
              Richard J. Bertero
                /s/  HAROLD M. MESSMER           Director                          May 22, 1996
               Harold M. Messmer
                  /s/  DAVID M. PETRONE          Director                          May 22, 1996
               David M. Petrone
           /s/  WILLIAM S. THOMPSON, JR.         Director                          May 22, 1996
           William S. Thompson, Jr.

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (the "Registration Statement") and related Prospectus (the "Prospectus") of Spieker Properties, Inc. (the "Company") and of Spieker Properties, L.P. (the "Operating Partnership") for the registration of the Company's shares of preferred stock, shares of its common stock, warrants for the purchase of its preferred and common stock, depositary shares and guarantees and the Operating Partnership's debt securities.



     As independent public accountants, we also hereby consent to the incorporation by reference in the Registration Statement and Prospectus of our respective reports, each dated March 22, 1996, relating to the separate consolidated financial statements of the Company and the Operating Partnership, which reports are included in the respective Annual Reports on Form 10-K for the year ended December 31, 1995 of the Company and the Operating Partnership, incorporated by reference in the Registration Statement and Prospectus.



                                          ARTHUR ANDERSEN LLP


San Francisco, California
May 22, 1996

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                     DESCRIPTION                                    PAGES
- ------       ------------------------------------------------------------------------  ------------
 3.1     --  Articles of Incorporation of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.1 to Spieker Properties, Inc.'s Registration
             Statement on Form S-11 (File No. 33-67906)).............................
 3.2     --  Articles Supplementary of Spieker Properties, Inc. for the Series A
             Preferred Stock (incorporated by reference to Exhibit 4.2 to Spieker
             Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1994).........................................................
 3.3     --  Articles Supplementary of Spieker Properties, Inc. for the Class B
             Common Stock (incorporated by reference to Exhibit 4.2 to Spieker
             Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1995).........................................................
 3.4     --  Articles Supplementary of Spieker Properties, Inc. for the Series B
             Preferred Stock (incorporated by reference to Exhibit 3.5 to Spieker
             Properties, Inc.'s Annual Report on Form 10-K for the year ended
             December 31, 1995)......................................................
 3.5     --  Articles Supplementary of Spieker Properties, Inc. for the Class C
             Common Stock (incorporated by reference to Exhibit 3.6 to Spieker
             Properties, Inc.'s Annual Report on Form 10-K for the year ended
             December 31, 1995)......................................................
 3.6     --  Bylaws of Spieker Properties, Inc. (incorporated by reference to Exhibit
             3.2 to Spieker Properties Inc.'s Registration Statement on Form S-11
             (File No. 33-67906))....................................................
 4.1     --  Indenture (incorporated by reference to Exhibit 4.5 of the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995)........
 4.2     --  First Supplemental Indenture relating to the 2000 Notes, the 2000 Note and Guarantee (incorporated by reference to Exhibit 4.6 of the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995)........
 4.3     --  Second Supplemental Indenture relating to the 2001 Notes, the 2000 Note and Guarantee (incorporated by reference to Exhibit 4.7 of the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995)........
 4.4     --  Third Supplemental Indenture relating to the 2002 Notes, the 2000 Note and Guarantee (incorporated by reference to Exhibit 4.8 of the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995)........
 4.5     --  Fourth Supplemental Indenture relating to the 2004 Notes and the 2004
             Note (incorporated by reference to Exhibit 4.9 to the Company's Annual
             Report on Form 10-K for the year ended December 31, 1995)...............
 4.6*    --  Form of Certificate of Articles Supplementary for additional series of
             Preferred Stock.........................................................
 4.7*    --  Form of Warrant Agreement...............................................
 4.8*    --  Form of Deposit Agreement...............................................
 5.1     --  Opinion of Morrison & Foerster..........................................
 8.1     --  Opinion of Morrison & Foerster relating to certain tax matters..........
12.1     --  Statement on Computation of ratio of earnings to fixed charges
             (incorporated by reference to Exhibit 12.1 to Spieker Properties, Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).....
23.1     --  Consent of Arthur Andersen LLP (included on page II-6)..................
23.2     --  Consent of Morrison & Foerster (included in Exhibits 5.1 and 8.1).......

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                     DESCRIPTION                                    PAGES
- ------       ------------------------------------------------------------------------  ------------
24.1     --  Power of Attorney (included on page II-5)...............................
25.1**   --  Statement of Eligibility of Trustee on Form T-1.........................

- ---------------

 (*) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

(**) The Statement of Eligibility of Trustee on Form T-1 with respect to the Trustee has been previously filed. In the event Debt Securities covered by a separate indenture and trustee are to be sold hereunder, the applicable Statement of Eligibility on Form T-1 will be filed by amendment or incorporated by reference in connection with the offering of the applicable Debt Securities.